CAMFLO INTERNATIONAL INC.

Pro Forma Consolidated Financial Statements

 June 30, 2004

(Unaudited)

COMPILATON REPORT

To the Directors of

Camflo International Inc.

We have read the accompanying unaudited pro forma consolidated balance sheet of Camflo International Inc. (the “Company”) as at June 30, 2004 and unaudited pro forma consolidated statements of operations for the year ended December 31, 2003 and six months ended June 30, 2004, and have performed the following procedures.

1.

Compared the figures in the columns captioned “Camflo International Inc.” to the audited financial statements of the Company as at December 31, 2003 and the unaudited interim financial statements as at June 30, 2004 and found them to be in agreement.

2.

Compared the figures in the columns captioned “Spearhead Resources Inc.” to the audited financial statements of the Company as at December 31, 2003 and the unaudited interim financial statements as at June 30, 2004 and found them to be in agreement.

3.

Made enquiries of certain officials of the Company who have responsibility for financial and accounting matters about:

(a)

the basis to us for determination of the pro forma adjustments;  and

(b)

whether the pro forma consolidated financial statements comply as to form in all material respects with the Securities Act of British Columbia and Alberta (the “Acts”) and the related regulations.

The officials:

(a)

described to us the basis for determination  of the pro forma adjustments;  and

(b)

stated that the pro forma consolidated statements comply as to form in all material respects with the Acts and related regulations.

1.

Read the notes to the pro forma consolidated statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

2.

Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned “Camflo International Inc.” and “Spearhead Resources Inc.” as at June 30, 2004 and for the year ended December 31, 2003 and six months ended June 30, 2004 and found the amounts in the column captioned “Pro forma consolidated” to be arithmetically correct.

A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective.  The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management’s assumptions, the pro forma adjustments and the application of the adjustments to the historical financial information.  Accordingly, we express no such assurance.  The foregoing procedures would not necessarily reveal matters of significance to the pro forma financial statements and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

Vancouver, Canada	“Amisano Hanson”
August 23, 2004	Chartered Accountants

CAMFLO INTERNATIONAL INC.

PRO FORMA CONSOLIDATED BALANCE SHEET

June 30, 2004

(Unaudited)

	Camflo			(Note 2)
	International	Spearhead		Pro Forma	Pro Forma
	Inc	Resources Inc.		Adjustments	Consolidated
ASSETS
Current
Cash	$ 36,469	$ 57,927	(a)	$ 62,250	$ -
			(b)	5,757,379
			(c)	(5,000,000)
			(d)	(31,000)	883,025
Tax credits receivable	8,569	-		-	8,569
Accounts receivable	-	3,043,282	(c)	(1,500,000)	1,543,282
Prepaid and deposits	3,332	187,282		-	190,614

	48,370	3,288,491		(711,371)	2,625,490
Resource properties and capital assets	3,126,052	2,942,943	(e)	14,419,721	20,488,716

	$ 3,174,422	$ 6,231,434		$ 13,708,350	$ 23,114,206

LIABILITIES
Current
Accounts payable and accrued liabilities	1,333,376	3,051,313	(c)	(1,500,000)	2,884,689
Loan Payable	111,006	-		-	111,006
Due related parties	8,000	1,021,000	(d)	(1,021,000)	8,000
Promissory notes payable	249,299	-		-	249,299
Convertible debt	-	9,034,000	(c)	(5,000,000)	4,034,000

	1,701,681	13,106,313		(7,521,000)	7,286,994
Convertible debt	139,497	-		-	139,497
Asset retirement obligations	125,500	322,000		-	447,500

	1,966,678	13,428,313		(7,521,000)	7,873,991

SHAREHOLDERS’ EQUITY (DEFICIENCY)
Share capital	3,684,234	2,280,535	(a)	62,250
			(b)	5,757,379
			(e)	8,212,842
			(d)	990,000
			(e)	(3,270,535)	17,716,705
Contributed surplus	87,113	48,734	(e)	(48,734)	87,113
Deficit	(2,563,603)	(9,526,148)	(e)	9,526,148	(2,563,603)

	1,207,744	(7,196,879)		21,229,350	15,240,215

	$ 3,174,422	$ 6,231,434		$ 13,708,350	$ 23,114,206

INTERNATIONAL CAMFLO INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the six months ended June 30, 2004

(Unaudited)

					Six months
	Six months ended June 30, 2004				ended
	Camflo			(Note 2)	June 30, 2004
	International	Spearhead		Pro Forma	Pro Forma
	Inc	Resources Inc.		Adjustments	Consolidated
Revenues
Oil and gas sales	$ 76,197	$ 498,368		$ -	$ 574,565
Interest	-	5,618		-	5,618

	76,197	503,986		-	580,183

Expenses				-
Operating	27,695	152,174		-	179,869
General and administration	315,814	1,220,824		-	1,536,638
Interest on convertible debt	16,295	385,725	(f)	(220,000)	182,020
Depletion and depreciation	36,511	137,253		-	173,764

	396,315	1,895,976		(220,000)	2,072,291

Net loss for the period	$ (320,118)	$ (1,391,990)		$ 220,000	$ (1,492,108)

Pro forma loss per share					$ (0.04)

INTERNATIONAL CAMFLO INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended December 31, 2003

(Unaudited)

	Year ended				Year ended
	December 31, 2003				December 31,
	Camflo			(Note 2)	2003
	International	Spearhead		Pro Forma	Pro Forma
	Inc	Resources Inc.		Adjustments	Consolidated
Revenues
Oil and gas sales	$ 38,484	$ 339,792		$ -	$ 378,276
Interest	-	5,484		-	5,484

	38,484	345,276		-	383,760

Expenses
Operating	16,880	139,715		-	156,595
General and administration	277,827	585,797		-	863,624
Interest on convertible debt	70,906	635,400	(f)	(440,000)	266,306
Depletion and depreciation	284,663	175,028		-	459,691

	650,276	1,535,940		(440,000)	1,746,216

Net loss for the period	$ (611,792)	$ (1,190,664)		$ 440,000	$ 1,362,456

Pro forma loss per share					$ (0.04)

CAMFLO INTERNATIONAL INC.

Notes to Pro Forma Consolidated Financial Statements

(Unaudited)

Note 1

Basis of Presentation

The accompanying unaudited pro forma consolidated balance sheet and unaudited pro forma statements of operations have been prepared in accordance with Canadian generally accepted accounting principles.  The combined pro forma balance sheet for Camflo International Inc. (“Camflo”) is at June 30, 2004 and has been compiled from information derived from the audited financial statements of Camflo at December 31, 2003 and the year then ended, the unaudited interim financial statements of Camflo at June 30, 2004 and the six months then ended, the audited financial statements of Spearhead Resources Inc. (“Spearhead”) at December 31, 2003 and for the year then ended, the unaudited interim financial statements of Spearhead at June 30, 2004 and for the six months then ended and other information available to the companies.

The pro forma consolidated balance sheet and pro forma statements of operations are not necessarily indicative of the financial position of the Company on the date of the completion of the proposed acquisitions of Spearhead Resources Inc. or the actual operations had the transaction been completed at January 1, 2003.

In preparing the pro forma consolidated balance sheet and pro forma statements of operations, no adjustments have been made to reflect the additional costs or savings that could result from combining the operations of the Company and Spearhead.

The pro forma consolidated financial statements should be read in conjunction with the financial statements and the notes thereto of both the Company and Spearhead included in the Information Circular.

Note 2

Pro Forma Assumptions and Adjustments

The pro forma consolidated balance sheet gives effect to the proposed acquisition of Spearhead by Camflo and has been prepared as if the transactions described below occurred on June 30, 2004. The pro forma consolidated statements of operations gives effect to the acquisitions as if they had occurred on January 1, 2003.

The pro forma consolidated financial statements reflect the following assumptions and adjustments:

a)

Subsequent to June 30, 2004 Camflo issued 200,000 shares at $0.30 each and 5,000 shares at $0.45 each on the exercise of warrants outstanding at June 30, 2004.

b)

Subsequent to June 30, 2004, Camflo issued, pursuant to a brokered private placement, 9,000,000 shares at $0.50 each and 3,185,273 flow through shares at $0.55 each for net proceeds of $5,757,379.

Camflo International Inc.

Notes to Pro Forma Consolidated Financial Statements

(Unaudited) – Page 2

Note 2

Pro Forma Assumptions and Adjustments – (cont’d)

c)

Subsequent to June 30, 2004, Camflo purchased from Spearhead a 32% working interest in the Joffre oil and gas property for $3,500,000. In conjunction with the payment, Camflo also paid an additional $1,500,000 for previous amounts owed to Spearhead for property expenditures incurred to June 30, 2004. Spearhead used the funds received to reduce the outstanding convertible debt by $5,000,000.

d)

Subsequent to June 30, 2004, Spearhead will pay $1,021,000 owed to related parties at June 30, 2004. These parties will be assigned 3,300,000 share purchase warrants previously held by a debenture holder. The warrants will be exercised resulting in the issue of 3,300,000 shares of Spearhead at $0.30 each.

e)

The shareholders of Camflo and Spearhead will exchange all of their issued and outstanding shares held in exchange for shares of a new company, Arctos Petroleum Corp. (“Arctos”) to be formed on amalgamation of the two companies.  The share exchange will be on a one for one basis for shares of Spearhead, and on a 3 for 4 basis for shareholders of Camflo.  The Camflo shareholders will receive 19,795,751 shares of Arctos and the Spearhead shareholders will receive 20,532,105 shares of Arctos.  The outstanding share purchase options and share purchase warrants will be exchanged for share purchase options and warrants of Arctos on the same basis. The new board of directors will consist of three former Camflo directors and two former Spearhead directors. As a result of this share exchange and the composition of the new board of directors the shareholders of Camflo will acquire control of Arctos and consequently, for accounting purposes, Camflo will be deemed to be the acquirer.  The acquisition has been accounted for using the purchase method of accounting. The fair value of the net assets of Spearhead acquired are as follows:

Cash	$ 57,927
Other current assets	1,730,564
Resource properties	13,831,664
Less liabilities	(7,407,313)

$ 8,212,842

f)

As a result of the debt reduction as disclosed in Note 2(c) above, interest expenses on convertible debentures would be reduced by $220,000 for the six months ended June 30, 2004 and by $440,000 for the year ended December 31, 2003.

Camflo International Inc.

Notes to Pro Forma Consolidated Financial Statements

(Unaudited) – Page 3

Note 3

Share Capital

Authorized:

Unlimited number of no par value common shares

Unlimited number of no par value preferred shares

	Number
Pro forma Common Shares Issued:	of Shares	Amount

Camflo shares outstanding at June 30, 2004	14,004,062	$ 3,684,234
Issued on exercise of warrants-Note 2(a)	205,000	62,250
Issued for private placement-Note 2(b)	12,185,273	5,757,379
Share consolidation on amalgamation: 3 for 4 basis-Note 2(e)	(6,598,584)	-
Spearhead shares prior to acquisition-Notes 2(d) and 2(e)	20,532,105	8,212,842

Balance, June 30, 2004	40,327,856	$ 17,716,705